Gran Tierra Energy Inc. Announces Third Quarter 2016 Results Highlighted by Successful Development and Exploration Drilling and Well Testing Results

CALGARY, Alberta, November 7, 2016, Gran Tierra Energy Inc. ("Gran Tierra" or the "Company") (NYSE MKT: GTE, TSX: GTE), a company focused on oil and gas exploration and production in Colombia, today announced its financial and operating results for the quarter ended September 30, 2016. All dollar amounts are in United States ("U.S.") dollars unless otherwise indicated. Per barrel of oil equivalent ("BOE") amounts are based on working interest ("WI") sales before royalties. For per BOE amounts based on net after royalty ("NAR") production, see Gran Tierra's Quarterly Report on Form 10-Q filed November 4, 2016.

Key Highlights

•	Completed the acquisition of PetroLatina Energy Ltd. ("PetroLatina") on August 23, 2016.

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Drilled and cased the Acordionero-5 well, the first Gran Tierra-operated development oil well in the newly acquired Acordionero field, which exceeded pre-drill expectations with 997 feet of potential gross oil pay and expected first production in mid November 2016.

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Tested two bypassed oil zones in the Costayaco and Moqueta fields, including an exciting new oil play in Costayaco's "A" Limestone within the Villeta formation; the Costayaco-19 is producing approximately 2,000 barrels of oil per day ("bopd") on artificial lift and the Costayaco-9 is cleaning up after stimulation on natural flow at approximately 500 bopd, both from the "A" Limestone; the Costayaco-1 well has tested up to 570 bopd from the "N" sand.

•	Confirmed the Guriyaco-1 exploration well as a new oil discovery, which was drilled into a separate structure adjacent to the Costayaco field.

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Initiated the Putumayo Basin "N" sands exploration program by spudding the Cumplidor-1 exploration/appraisal well in the Putumayo-7 Block on October 20, 2016, which is expected to reach its planned total depth in early November 2016.

•	Gran Tierra's committed borrowing base is expected to be increased to $250 million readily available, subject to final documentation.

Message to Shareholders

Gary Guidry, President and Chief Executive Officer of Gran Tierra, commented "Gran Tierra's strong third quarter 2016 results clearly demonstrate that we are delivering on our focused strategy of growing the Company's Colombian reserves, production and exploration potential while diversifying our asset base. After completing three acquisitions during 2016, we have successfully transformed our Colombian portfolio of development, appraisal and exploration projects. Over the next three years, we now expect both visible organic production growth and to drill a total of 30 to 35 exploration wells, with all of this activity expected to be funded from cash flows from operations.

We are excited about the many positive developments achieved during a very active third quarter. First, Gran Tierra completed the previously announced acquisition of PetroLatina on August 23, 2016 for $525.0 million (the "Acquisition"). Upon closing the Acquisition, Gran Tierra immediately initiated the development drilling program on the newly acquired Acordionero oil field in the prolific Middle Magdalena Valley Basin. The Acordionero-5 well was spudded on October 2, 2016 and reached total measured depth of 9,285 feet ("ft") and has been cased as an oil producer. Drilling was completed on October 29, 2016 and completion operations began with the drilling rig. First production is expected to begin in mid November 2016. Interpretation of Acordionero-5’s wireline well logs indicates the well has exceeded pre-drill expectations with a combined total gross interval of 977 ft within the targeted Lisama A and C Sands and no apparent oil-water contact.1 The Company plans to immediately drill two more wells in sequence at Acordionero in 2016 with the same drilling rig: the Acordionero-7 oil development well and Acordionero-8i, a water injection pilot well.

We are excited to be developing our new core area in the Acordionero field and are encouraged by the initial positive results from the Acordionero-5. Starting with a previously stacked rig, Gran Tierra was able to drill and case Acordionero-5 in 27.6 days for an estimated cost of $3.5 million. While there were some start-up issues with the rig, the Company expects both the time and cost to decrease with the next wells to be drilled. Operating costs in Acordionero are currently approximately $3.00 per barrel ("bbl"). Initial performance from the Acordionero field has also exceeded expectations, with pump optimizations identified by Gran Tierra adding a further 300 bopd of gross WI production during September 2016 and overall gross WI production averaging 5,045 bopd and 0.7% water cut during October 2016. We expect the development of Acordionero’s significant reserves to enhance our long-term growth strategy and net asset value.

Second, we are pleased to announce the initial results from one of several new developing play concepts in which oil was successfully tested for the first time in the Costayaco field from the over-pressured "A" Limestone formation. In the Costayaco-19 well, 60 ft of "A" Limestone was perforated on September 19, 2016 and immediately flowed 30° API oil to the surface. Gross WI production rates on natural flow were stable for approximately 22 days and averaged 1,337 bopd, 0.3% water cut and a gas oil ratio (“GOR”) of 209 standard cubic feet per barrel (“scf/bbl”) over this time period1. The Costayaco-19 well has been worked over to install the final completion string along with a hydraulic jet pump to maximize production from the well. The well is currently producing approximately 2,000 bopd at 50% pressure drawdown with the pump installed. In the Costayaco-9 well, a 50 foot ("ft") interval of the "A" Limestone was perforated on October 14, 2016 and was produced with artificial lift at an unstable 100-200 bopd gross WI. Since being stimulated with acid, the well has averaged clean-up production under natural flow of approximately 500 bopd gross WI, 0.6% water cut and a GOR of 217 scf/bbl with a fully opened choke1.

Costayaco-9 and -19 are two of numerous wells that may have indicated bypassed oil potential in the "A" Limestone while developing the deeper U, T and Caballos formations over the last few years. The "A" Limestone is expected to provide potential production and reserves upside for the Costayaco field. Gran Tierra also expects to evaluate this play concept in the Moqueta oil field where existing wellbores have already been identified with "A" Limestone potential. The potential positive reserves implications for Costayaco of this new "A" Limestone play are expected to be addressed when Gran Tierra releases its 2016 year end McDaniel reserves report in late January 2017.1

Third, the Guriyaco-1 exploration well has been confirmed as an oil discovery. This well was spud on August 20, 2016 and reached a total measured depth of 9,715 ft in a drilling time of 20 days and has been cased and completed. With a drill time 6.7 days faster than Costayaco-23i, Guriyaco-1 achieved the best operational drilling time by the Company in this area. This well targeted a separate structure adjacent to the Costayaco field and found multiple oil reservoir targets in the N, U, T and Caballos sands. These are the same reservoirs that produce oil in the Costayaco field. Interpretation of wireline well logs indicates estimated cumulative net oil pay across the targeted zones in the range of 87 - 119 ft. The well was completed and placed on production on September 25, 2016 and to date has produced 700-800 barrels of fluid per day ("bfpd") and gross WI oil rates of 350 bopd. The total fluid production rates were dominated by the lower Caballos formation, where high water-cuts were expected. Final completion and selective testing and stimulation of the different reservoir zones has begun with results expected late November 2016. Future updates on this well's production potential are expected to be provided once the selective zone testing is completed.1

Fourth, Gran Tierra has commenced its "N" sands exploration program in the Putumayo-7 Block ("PUT-7"). The Cumplidor-1 exploration/appraisal well, with a target zone defined by 3D seismic, was spudded on October 20, 2016 and is expected to reach the targeted measured depth of 11,200 ft in early November, 2016. If successful, Cumplidor-1 is expected to be immediately completed and tested by the drilling rig. The drilling of the Alpha-1 exploration well is expected to immediately follow Cumplidor-1 from the same pad in fourth quarter 2016. A third well (Cumplidor-3) may also be drilled from the same exploration/appraisal well pad, contingent upon the results of the Cumplidor-1 and Alpha-1 wells. These wells are expected to be the first to test the basin-wide "N" sands exploration play in PUT-7, which the Company believes is prospective and expects to lead to long term reserve and production growth.

Our third quarter 2016 net cash provided by operating activities was $48.2 million compared with $27.4 million in second quarter 2016,(the "Prior Quarter"), an increase of 76%. This robust net cash provided by operating activities, at an average third quarter 2016 Brent price of $46.98/bbl, is a testament to the quality of our assets and our cost structure. While our third quarter funds flow from operations decreased 30% relative to the Prior Quarter to $23.5 million, much of the decrease was due to $6.1 million of one-time transaction costs associated with the Acquisition. Our operating netback, which decreased 21% quarter-over-quarter to $15.88/BOE, was impacted by the one-time costs associated with the extensive workover campaigns at Costayaco and Moqueta deferred from the first-half of 2016, which amounted to a total workover expense of $4.30 per BOE. During the first nine months of 2016, Gran Tierra's funds flow from operations of $68.8 million covered 99% of the Company's first nine months of 2016 capital expenditures of $69.7 million.

We are financially disciplined and returns-driven and, with funds flow from operations approximately matching capital investment in the first nine months of 2016, we deemed it prudent to defer the Costayaco and Moqueta workover campaigns until third quarter 2016. As a result, WI production before royalties for third quarter 2016 averaged 25,835 barrels of oil equivalent per day ("BOEPD"), which was flat with Prior Quarter. Production was temporarily impacted by the planned workovers of 7 wells in the Costayaco field and 4 wells in the Moqueta field, which took these wells off-line at various times during July and August 2016. The positive results of these workovers, combined with the addition of the acquired PetroLatina producing properties effective August 23, 2016, resulted in average WI production before royalties of approximately 30,000 BOEPD from September 1 to October 31, 2016, and we are currently producing 31,500 BOEPD. We expect the success of the workover program, the positive results at Acordionero and the Costayaco "A" Limestone play, plus appraisal activity in PUT-7, to allow Gran Tierra to increase production in line with our 2016 production guidance. Based on current production and with the expected production adds in Costayaco through adding artificial lift in Costayaco-9 and -13, anticipated water flood response in Moqueta, expected production from Guriyaco-1 and the planned drilling and completion of Acordionero-5 and -7, we remain confident that the Company will reach its target 2016 exit rate of 34,000 to 36,000 BOEPD.

Oil prices were relatively flat in third quarter 2016, with Brent prices averaging $46.98/bbl, a 3% increase from the Prior Quarter, while Gran Tierra's realized oil price decreased 2% to $29.28 per BOE in the same time period. Gran Tierra has successfully driven down combined operating and transportation expenses to $13.40 per BOE in the third quarter, a decrease of 5% from one year ago. Excluding the $2.95 per BOE increase in Colombian workover expense in third quarter 2016, operating costs increased by $0.58 per BOE from the Prior Quarter. We believe our low cost structure and growing production base allow us to be successful in a variety of pricing environments. With the development programs for both the Costayaco and Moqueta fields completed in second quarter 2016, for the reserves we currently have booked, we expect cash flow from operations in these two core oil fields to fund our future exploration programs over the next five years.

On behalf of our board of directors and the team at Gran Tierra, I want to thank all of our stakeholders for their continued support during this ongoing difficult commodity price environment. We look forward to communicating additional updates in the coming quarters. We believe that our focused strategy is delivering results on several fronts and that Gran Tierra is well positioned for growth through the end of 2016 and beyond."

1 See Third Quarter 2016 Operational Highlights section of this press release for additional details.

Third Quarter 2016 Financial and Operational Highlights

Production:

•	WI production before royalties for the quarter averaged 25,835 BOEPD, or 21,980 BOEPD NAR, compared with 25,744 BOEPD WI before royalties and 21,695 BOEPD NAR in the Prior Quarter.

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Sales volumes for the quarter were 21,485 BOEPD compared with 22,418 BOEPD in the Prior Quarter. Sales volumes decreased due to the effect of inventory changes (1,218 BOEPD), partially offset by higher working interest production (91 BOEPD) and lower royalty volumes (194 BOEPD).

•	During September 1 to October 31, 2016, WI production before royalties averaged approximately 30,000 BOEPD.

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Gran Tierra continues to expect 2016 production to average between 27,500 and 29,000 BOEPD WI before royalties; however, with deferral of workovers from first half 2016 into third quarter 2016 and performance of its non-operated production, the Company expects to be at the lower end of the range.

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With the PetroLatina producing properties now part of Gran Tierra’s Colombian portfolio, the Company continues to expect 2016 WI exit production before royalties from its assets in Colombia and Brazil of approximately 34,000 to 36,000 BOEPD.

Financial and Operational:

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On August 23, 2016, Gran Tierra acquired all of the issued and outstanding common shares of PetroLatina for $525.0 million, consisting of cash consideration of $442.6 million, a deferred cash payment of $25.0 million to be paid prior to December 31, 2016, assumption of a reserve-backed credit facility with an outstanding balance of $80.0 million, net working capital of $15.5 million, and other closing adjustments. Upon completion of the Acquisition, Gran Tierra repaid and canceled the reserve-based credit facility.

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Net cash provided by operating activities for the quarter was $48.2 million compared with $27.4 million in the Prior Quarter. Net cash provided by operating activities increased primarily due to decreased general and administrative ("G&A") and income tax expenses, realized foreign exchange gains and a cash inflow from changes in assets and liabilities from operating activities, partially offset by decreased oil and natural gas sales and increased operating, transaction and interest expenses.

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Funds flow from operations for the quarter was $23.5 million compared with $33.8 million in the Prior Quarter. Funds flow from operations decreased for the reasons listed above (with the exception of changes in assets and liabilities from operating activities). Much of the decrease was due to $6.1 million of one-time transaction costs associated with the Acquisition.

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Net loss for the quarter was $229.6 million, or $0.71 per share basic and diluted, compared with $63.6 million, or $0.21 per share basic and diluted, in the Prior Quarter. The loss for the quarter included $200.6 million of non-cash impairment losses, net of income tax recovery, resulting from the continued low commodity price environment and the fact that the Acquisition was added into the cost base at fair value. However, these acquired assets were subjected to a prescribed U.S. GAAP ceiling test, which is not a fair value test, and which uses constant commodity pricing that averages prices of the preceding 12 months.

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The Company maintains a strong balance sheet after completing the Acquisition with cash and cash equivalents (including current restricted cash) of $61.3 million, working capital (including cash and cash equivalents, excluding short-term debt) of $29.4 million and short term debt of $127.5 million at September 30, 2016.

•	Average realized prices of $29.28 per BOE for the quarter decreased from $30.01 per BOE in the Prior Quarter.

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Operating expenses for the quarter increased to $10.93 per BOE from $7.40 per BOE in the Prior Quarter primarily as a result of workover expenses of $4.30 per BOE compared with $1.35 per BOE in the Prior Quarter. Excluding workover expenses, operating costs increased by $0.58 per BOE from the Prior Quarter.

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Transportation expenses for the quarter decreased to $2.47 per BOE from $2.60 per BOE in the Prior Quarter. The decrease was primarily due to a higher percentage of sales at the wellhead, 56% in the current quarter, compared with 50% in the Prior Quarter.

•	G&A expenses for the quarter decreased by 19% compared with the Prior Quarter.

Financial Risk Management Update

As a result of the semi-annual redetermination of the committed borrowing base under our revolving credit facility, subject to documentation, the committed borrowing base will be increased from $185 million, with $160 million readily available and $25 million subject to the consent of all lenders, to $250 million readily available. Upon an increase to the committed borrowing base under our revolving credit facility, we would be required to partially repay our Bridge Loan Facility in an amount equal to the increase in the borrowing base.

The following table provides a summary of the Company's outstanding commodity price derivative positions, including contracts executed subsequent to the end of the third quarter in October 2016:

Period and type of instrument	Volume, bopd	Reference	Sold Put	Purchased Put	Sold Call
Collar: June 1, 2016 to May 31, 2017	10,000	ICE Brent	$35	$45	$65
Collar: June 1, 2017 to December 31, 2017	10,000	ICE Brent	$35	$45	$65
Collar: October 1, 2016 to December 31, 2017	5,000	ICE Brent	$35	$45	$65

Financial and Operational Highlights (all amounts in $000s, except per share and BOE amounts)

	Three Months Ended June 30	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2016	2015	% Change	2016	2015	% Change
Oil and Gas Sales	$71,713	$68,539	$75,653	(9)	$197,655	$221,234	(11)
Operating Expenses	(17,748)	(25,638)	(20,894)	23	(62,453)	(61,313)	2
Transportation Expenses	(6,217)	(5,773)	(12,857)	(55)	(24,318)	(28,005)	(13)
Operating Netback(1)	$47,748	$37,128	$41,902	(11)	$110,884	$131,916	(16)

G&A Expenses	$7,975	$5,592	$7,863	(29)	$20,614	$25,455	(19)

Net Loss	$(63,559)	$(229,619)	$(101,877)	125	$(338,210)	$(185,307)	83
Per Share - Basic and Diluted	$(0.21)	$(0.71)	$(0.36)	97	$(1.11)	$(0.65)	71

EBITDA(1)	$40,532	$24,634	$44,097	(44)	$89,350	$117,164	(24)

Adjusted EBITDA(1)	$41,313	$24,127	$31,174	(23)	$78,697	$95,672	(18)

Net cash provided by operating activities	$27,409	$48,222	$53,011	(9)	$86,399	$58,579	47
Funds Flow from Operations(1)	$33,752	$23,527	$36,679	(36)	$68,798	$90,715	(24)

Capital Expenditures	$18,407	$25,080	$23,475	7	$69,667	$114,793	(39)

Average Daily Volumes (BOEPD)
WI Production Before Royalties	25,744	25,835	23,368	11	25,730	23,490	10
Royalties	(4,049)	(3,855)	(3,785)	2	(3,576)	(4,086)	(12)
Production NAR	21,695	21,980	19,583	12	22,154	19,404	14
Decrease (Increase) in Inventory	723	(495)	2,043	(124)	951	(731)	(230)
Sales	22,418	21,485	21,626	(1)	23,105	18,673	24

Royalties, % of WI Production Before Royalties	16%	15%	16%		14%	17%

Brent	$45.52	$46.98	$50.23	(6)	$42.07	$55.28	(24)

Per BOE(2)
Prices Realized	$30.01	$29.28	$31.54	(7)	$27.00	$35.58	(24)
Operating Expenses	(7.40)	(10.93)	(8.70)	26	(8.51)	(9.84)	(14)
Transportation Expenses	(2.60)	(2.47)	(5.36)	(54)	(3.32)	(4.50)	(26)
Operating Netback(1)	20.01	15.88	17.48	(9)	15.17	21.24	(29)
G&A Expenses	(2.51)	(2.04)	(2.86)	(29)	(2.24)	(3.87)	(42)
Transaction Expenses	—	(2.60)	—	—	(1.00)	—	—
Severance Expenses	(0.12)	—	(0.19)	(100)	(0.18)	(1.10)	(84)
Equity Tax	—	—	—	—	(0.42)	(0.61)	(31)
Realized Foreign Exchange (Gain) Loss	(0.23)	1.24	2.25	(45)	0.19	1.35	(86)
Realized Financial Instruments (Gain) Loss	(0.12)	(0.70)	—	—	(0.27)	(0.60)	(55)
Interest Expense, Excluding Amortization of Debt Issuance Costs	(0.72)	(1.26)	—	—	(0.69)	—	—
Interest Income	0.31	0.31	0.11	182	0.26	0.17	53
Current Income Tax Expense	(2.42)	(1.66)	(1.47)	13	(1.60)	(1.87)	(14)
Cash Netback(1)	$14.20	$9.17	$15.32	(40)	$9.22	$14.71	(37)

Share Information (000s)
Common Stock Outstanding, End of Period	289,323	347,292	274,815	26	347,292	274,815	26
Exchangeable Shares Outstanding, End of Period	8,514	8,380	8,617	(3)	8,380	8,617	(3)
Weighted Average Number of Common and Exchangeable Shares Outstanding - Basic and Diluted	296,566	321,725	285,592	13	304,099	286,058	6

	As at
	September 30, 2016	December 31, 2015	% Change
Cash, Cash Equivalents and Current Restricted Cash ($000s)	$61,271	$145,434	(58)
Working Capital (Excluding Short-term Debt) ($000s)	$29,392	$160,449	(82)
Short-term Debt, net of Debt Issuance Costs ($000s)	$127,519	$—	—

(1) Operating netbacks, cash netbacks, earnings before interest, taxes, depletion, depreciation, accretion and impairment (“DD&A”) ("EBITDA"), adjusted EBITDA and funds flow from operations are non-GAAP measures and do not have a standardized meaning under generally accepted accounting principles in the United States of America ("GAAP"). Refer to "Non-GAAP Measures" in this press release for descriptions of these non-GAAP measures and reconciliations to the most directly comparable measures calculated and presented in accordance with GAAP.

(2) Per BOE amounts are based on WI sales before royalties. For per BOE amounts based on NAR production, see Gran Tierra's Quarterly Report on Form 10-Q filed November 4, 2016.

Third Quarter 2016 Operational Highlights

Colombia Development

Chaza Block, Putumayo Basin (Gran Tierra 100% WI and Operator)

Costayaco - "A" Limestone

Gran Tierra had an exciting third quarter as oil was successfully tested for the first time in the Costayaco field from the "A" Limestone formation. In the Costayaco-19 well, 60 ft of "A" Limestone was perforated (out of a total net pay section of 100 ft) on September 19, 2016 and immediately flowed 30° API oil to surface. Since September 19, 2016, the well has produced for 25.6 days and has produced a total of 34,266 bbl of oil on natural flow through the tubing-conveyed perforating string. Production rates were stable for approximately 22 days and averaged 1,337 bopd, 0.3% water cut and a GOR of 209 scf/bbl. A pressure build up test on the "A" Limestone has demonstrated that the formation is over pressured at 5,158 pounds per square inch (“psi”) at a depth of 8,755 ft. With only 44% pressure drawdown achieved on natural flow, the well has been worked over to install the final completion string along with a hydraulic jet pump to maximize production from the well. The well is currently producing approximately 2,000 bopd at 50% pressure drawdown with the pump installed. Costayaco-19 is located at the far south end of the structure and already proves "A" Limestone oil down to one of the lowest points on the structure.

Gran Tierra has assembled an extensive list of "A" Limestone opportunities in the existing wellbores of both the Costayaco and Moqueta fields and, based on the excellent production test results from the Costayaco-19 well, these will be tested in the coming months. As the "A" Limestone has not been a target of the Company in the past, wireline log data is limited in both Costayaco and Moqueta. However, in reviewing historical mud logs and oil inflow while drilling ("kicks"), we believe this bypassed oil zone has potential across both fields.

Costayaco-9, which is located closer to the center of the field, was selected on the basis of historical mud logs and oil kicks, and a 50 foot interval in the "A" Limestone was perforated (out of a total net pay section of 70 ft) on October 14, 2016. Over a period of 8.6 days, 764 bbl of oil was recovered at unstable rates of 100-200 bopd using artificial lift. The well was subsequently shut-in and stimulated. Since being stimulated, the well is cleaning up under natural flow and has averaged approximately 500 bopd, 0.6% water-cut and a GOR of 217 scf/bbl with a fully opened choke. Costayaco-7 is an idle well and the next planned well to be recompleted in the "A" Limestone during November 2016.

While Costayaco-9 is located near the center of the field and Costayaco-19 is at the south end, Costayaco-7 is located at the far north end of the Costayaco structure. If successful, Costayaco-7 could, in combination with the production tests from Costayaco-19 and -9, potentially prove up "A" Limestone reserves across the entire length of the Costayaco field. Gran Tierra is now evaluating the most efficient ways to develop the new play with new and existing wellbores. The potential reserves implications for Costayaco of this new "A" Limestone play are expected to be addressed when Gran Tierra releases its 2016 year end McDaniel reserves report in late January 2017.

The "A" Limestone in the Costayaco field is expected to provide potential production and reserves upside for this maturing oil field where the original focus was on the T Sand and Caballos formations. Gran Tierra also expects to evaluate this "A" Limestone play concept in the Moqueta oil field where existing wellbores have already been identified with "A" Limestone potential.

Gran Tierra is currently looking at the regional implications of the "A" Limestone and other bypassed zones across the extensive Company land holdings, which also have exciting "N" sands potential. With significant Putumayo land holdings including 14 blocks which cover 1,063,098 gross acres (790,786 net acres) and an extensive seismic database of 16,800 lineal kilometers of 2D seismic and 1,616 square kilometers of 3D seismic, Gran Tierra is uniquely positioned to further investigate and potentially explore these new play concepts over a large area.

Costayaco - Other Highlights

During the first week of August 2016, the Costayaco-1 well was retested in the "N" sand where a 10-foot interval of this zone was re-perforated.  On production test, the well flowed naturally 24° API oil for 30 hours and produced a total of 462 bbl for an average rate of 370 bopd with a stabilized water cut of 1%.  Only a 27% pressure drawdown on natural flow was achieved; therefore, a jet pump was installed and the well produced an additional 261 bbl of 22° API oil over an 11 hour period from the "N" sand.  Average rates from the well were still stabilizing at the end of the test but were 570 bopd with a 36% water cut and a GOR of 134 scf/bbl.  These rates confirmed the original "N" sand test conducted back in July 2007 in Costayaco-1 where average rates were 509 bopd with a 0.2% water cut.  Upon testing the "N" sand in 2007, the formation was cement squeezed off and never put on production as the main targets were the T sand and Caballos formations at the time.  Currently in the Costayaco-1 well, the "N" sand, U sand, T sand and Caballos formations are all producing commingled at 1,165 bopd and a water cut of 81.4%.  Currently limited by "N" sands log data in the Costayaco wells, Gran Tierra is working to better understand the formation in the Chaza block by acquiring cased hole logs so a development plan for the play can be generated and implemented.  The "N" sands provide additional upside to the maturing Costayaco field where previously the focus was on the lower Villeta formations.

During third quarter 2016, artificial lift was optimized in 9 wells and 2 workover rigs were mobilized into the field to perform workovers and stimulations of 7 wells. This campaign resulted in incremental production of approximately 2,900 bopd. Both rigs are expected to continue to work through fourth quarter 2016 as additional workovers have been identified to help optimize oil production as water cuts continue to increase from this maturing field. Both Costayaco-23 and -27 are also expected to be converted to water injectors in fourth quarter 2016 for added pressure support in both the T Sand and Caballos formations.

To help further optimize production, a high resolution full field history match was completed for the Costayaco field in third quarter 2016 using a numerical three dimensional reservoir simulation. The history matched model and its predictions are currently guiding production forecasting and being utilized by Gran Tierra’s operations team to optimize water injection, pump operations and zonal production. The model is enabling Gran Tierra to potentially mitigate operational risks with a focused strategy to efficiently target undeveloped reserves in the future.

Moqueta

The main focus at Moqueta over the next year is ramping up the water injection program for both pressure maintenance and improved recovery efficiency to accelerate the potential capture of Probable and Possible reserves. The Company is currently injecting 12,800 barrels of water per day ("bwipd") and expects to increase injection to 16,500 bwipd with pump upgrades by August 2017 . Repressuring the reservoir is expected to allow the Company to increase production rates and fully utilize the installed 15,000 bfpd processing capacity at Moqueta.

In the Moqueta field, a 4-well stimulation campaign was carried out in third quarter 2016 and added a total estimated incremental rate of 162 bopd (averaged over third quarter 2016). The Company plans to stimulate 2 additional wells in fourth quarter 2016 which are expected to add approximately 120 bopd of production (average over one quarter) and to work over 1 well which is expected to add approximately 300 bopd (average over one quarter).

Starting in August 2016, Gran Tierra worked closely with a local Putumayo-based company to construct a heli-portable workover rig. Construction of the rig was completed at the end of September 2016 and the rig has since been mobilized to the Moqueta field where it is expected to implement a workover campaign throughout fourth quarter 2016 and first quarter 2017. A heli-portable rig permanently located in the Moqueta field is expected to provide additional flexibility to workover wells when required and to also enable the operations team to investigate different artificial lift systems to help increase reliability and pressure drawdown of Moqueta wells.

As mentioned previously, Gran Tierra is currently assessing other potential bypassed pay opportunities in Moqueta.

Midas Block, Middle Magdalena Valley Basin (Gran Tierra 100% WI and Operator)

After closing of the Acquisition, Gran Tierra commenced the fourth quarter 2016 development drilling program in the Acordionero field with the spudding of the Acordionero-5 well on October 2, 2016 from the same pad as the central production facility (“CPF”). The Acordionero-5 well reached total measured depth of 9,285 ft and the drilling rig was released on October 29, 2016 after the well was cased as a potential oil producer. Acordionero-5’s projected onstream date is mid November, 2016.

Interpretation of Acordionero-5’s wireline well logs indicates the well has exceeded pre-drill expectations and the following gross intervals within the targeted zones were encountered, with no apparent oil-water contact:

•	Lisama A Sand: 721 ft gross interval

•	Lisama C Sand: 256 ft gross interval

Acordionero-5 is expected to be followed immediately by the drilling of the next expected oil producer (Acordionero-7) and then the drilling of the expected water injector (Acordionero-8i), both in fourth quarter 2016. The Company plans to drill both of these wells from the same pad as the CPF. This development program began with mechanical works to tie-in projected wells to existing facilities. This construction job was completed at the end of September 2016.

Planning is progressing for a water injection pilot project and a production facilities expansion program. The water injection pilot is expected to begin in Acordionero-8i in first quarter 2017.

During October 2016, the Acordionero field produced at an average gross WI rate of 5,045 bopd and water cut of 0.7% from the 4 existing wells, which demonstrated the benefit of optimization activities during September 2016.

The other minor fields acquired in the Acquisition produced at an average rate of approximately 1,200 bopd gross WI and 10% water cut during October 2016. Gran Tierra is assessing potential bypassed pay and production optimization in these fields.

Colombia Exploration Updates

Guriyaco-1 Exploration Well Discovery (Gran Tierra 100% Working Interest (“WI”) and Operator)

The Guriyaco-1 exploration well was spud on August 20, 2016 and reached a total measured depth of 9,715 feet in a drilling time of 20 days, was drilled under planned budget and was cased as an oil discovery. A multi-zone completion was performed with perforations in the U, T and Caballos sands which had estimated cumulative net oil pay from wireline log analysts across the targeted zones in the range of 87 - 119 ft. The well was placed on production on September 25, 2016 and to date has produced fluid rates of 700-800 bbls/day and oil rates of 350 bopd. The blended oil gravity of 28-30oAPI is the same as the Costayaco field. The total fluid production rates were dominated by the lower Caballos formation, where high water-cuts were expected. Selective testing and stimulation of the different reservoir zones is expected to begin in November 2016. Future updates on this well's production potential are expected to be provided once the selective zone testing is completed. The Company is expecting production to increase once the lower Caballos formation is isolated. Production results from the Guriyaco-1 should be considered preliminary and not necessarily indicative of long-term performance.

Putumayo 7 (“PUT-7”; Gran Tierra 100% WI and Operator)

During third and fourth quarters 2016, Gran Tierra completed the archaeological/biological screenings and lease construction for the Cumplidor-1 exploration well. The Cumplidor-1 was spudded on October 20, 2016 and is expected to reach the targeted measured depth of 11,200 ft during early November 2016. The drilling of the Alpha-1 exploration well is expected to immediately follow Cumplidor-1 from the same pad in fourth quarter 2016. Early production facilities are currently under construction and, if successful, the Cumplidor-1 and Alpha-1 wells would be expected to commence production in fourth quarter 2016. A third well (Cumplidor-3) may also be drilled from the same exploration/appraisal well pad, contingent upon the results of the Cumplidor-1 and Alpha-1 wells. These wells are expected to be the first to test the basin-wide "N" sands exploration play in PUT-7, which the Company believes is prospective and expects to lead to long term reserve and production growth.

Llanos Basin (El Porton Block; Gran Tierra 100% WI and Operator)

Land access has been secured for building the lease and lease access road. Gran Tierra, working with the local community, has changed the name of the prospect from Crypto-1 to Prosperidad-1. After some planned project delays in starting the civil works, the Company now expects the Prosperidad-1 well to spud in early first quarter 2017.

Putumayo 4 (“PUT-4”) Block (Gran Tierra 100% WI and Operator)

Progress is being made with the environmental permitting for the planned Siriri-1 exploration will, which is expected to target the "N" sands exploration play. The license is expected to be approved in November 2016, and civil works will commence immediately following approval.

Sinu-San Jacinto Basin (Sinu-1 Block - 60% WI, operated; Sinu-3 Block - 51% WI, operated)

The program to shoot 281 kilometers of 2D seismic over these 2 blocks was completed in October 2016. The seismic data is being processed for interpretation. This seismic program is expected to provide additional information for assessment of leads and prospects on these blocks.

Other Colombia Highlights

Llanos Basin (Llanos-22 Block - 45% WI, non-operated; Garibay Block - 31% WI, non-operated; Los Ocarros Block - 50% WI, non-operated; El Eden Block - 40% WI, non-operated)

During third quarter 2016, operating partners executed a workover campaign in the Ramiriqui, Jilguero and Las Maracas fields. The program included the workovers of the Mayalito-1, Jilguero-3, Jilguero-4, Las Maracas-10 and Las Maracas-12 wells. Production gained from the campaign was approximately 590 bopd gross WI for Gran Tierra.

Suroriente Block (Gran Tierra 15.8% WI, non-operated)

Production in the Suroriente block has been restored to an approximate range of 1,100 - 1,150 bopd gross WI following the regional community strike in the southern Putumayo basin. The strike disrupted production over the course of July and August 2016, and has since been resolved.

During third quarter 2016, Gran Tierra approved a partner-operated workover campaign at the Cohembi and Quinde fields. The pump replacements completed in 5 wells have added approximately 370 bopd of incremental WI production averaged over third quarter 2016 (included in the Suroriente Block total above). A workover on one remaining well is currently underway, along with a contingent workover to follow, which combined are expected to add another 100 bopd of incremental gross WI production during fourth quarter 2016.

Cost reduction

Gran Tierra continued cost reduction measures in third quarter 2016. Negotiations for new contracts for stimulation services, artificial lift systems, trucking tariff, drilling and workover rigs and directional and fluid services have been completed. In addition, optimizing operations such as road construction and maintenance, location and camp maintenance, rental equipment, special services, catering and logistics have all contributed to cost reductions. Third quarter 2016 operating costs (excluding workovers) of $6.63/BOE were down 11% from one year ago.

Chaza Block - Drilling Efficiencies

During third quarter 2016, Gran Tierra drilled one exploration discovery well (Guriyaco-1) in the Chaza block, adjacent to the Costayaco field. The drilling team managed to reduce the cost per foot by 26% compared to the previous well drilled in second quarter 2016 (Costayaco-23) from $536/ft to $395/ft. The Guriyaco-1 obtained the record for the lowest cost per foot compared to prior wells drilled in the Costayaco and Moqueta fields. As a result, the Guriyaco-1 was drilled to total depth in 2 fewer days than the previous fastest well. Gran Tierra expects to apply the lessons learned from the improved drilling efficiencies and material cost reductions in the Chaza Block to all future Company drilling throughout Colombia. The drilling of the Acordionero-5 and Cumplidor-1 wells also illustrates Gran Tierra's ability to operate in new areas.

Tie Field, Brazil (Gran Tierra 100% WI and Operator)

Work is ongoing to commence water injection into the Tie Field to begin a pressure maintenance project. The Alvorado-2 well was converted to a dual zone water injection well during October 2016. The Gran Tierra-7 well was recompleted as a source water well and is delivering water from the Upper Marfin formation at approximately 1,500 barrels of water per day for future water injection. Construction of a water pipeline from the Gran Tierra-7 well and surface water injection facilities are expected to be completed during the first quarter of 2017.

Block 95, Peru Contingent Resources Update

Based on an updated independent assessment of contingent resources with respect to Gran Tierra's Peruvian exploration and development properties (Bretaña - Block 95) which was completed by Netherland Sewell & Associates, Inc. (the “NSAI Contingent Resources Assessment”) with an effective date of September 30, 2016, and prepared in accordance with the Canadian Oil and Gas Evaluation Handbook and the standards established by Canadian National Instrument 51-101 - Standards of Disclosure for Oil and Gas Activities, the (2C) contingent resources for such properties are:

Peru	Summary of Contingent Resources (1)(2)(3)
Heavy Oil (MMbbl)	2C

Bretaña	39.8

(1)All of the Company's contingent resources have been classified as heavy oil. There is uncertainty that it will be commercially viable to produce any portion of the resources.
(2)"Contingent Resources" are 100% of the volumes estimated to be recoverable from the field in the event that it is developed.
(3)The volumes reported here are "unrisked" in the sense that no adjustment has been made for the risk that the field may not be developed in the form envisaged or may not be developed at all (i.e. no "Chance of Development" factor has been applied).

Conference Call Information:

Gran Tierra Energy Inc. will host its third quarter 2016 results conference call on Monday, November 7, 2016. Details of the conference call are as follows:

Date:	Monday, November 7, 2016
Time:	11:00 a.m. Eastern Time (9:00 a.m. Mountain Time)
North American participants call:	1-844-348-3792 (Toll-Free)
Outside of Canada & USA call:	1-614-999-9309

Interested parties may also access the live webcast on the investor relations page of Gran Tierra’s website at www.grantierra.com. An archive of the webcast will be available on Gran Tierra’s website until the next earnings call. In addition, an audio replay of the conference call will be available following the call until November 14, 2016. To access the replay, dial toll-free 1-855-859-2056 (North America), or 1-404-537-3406 (outside of Canada and USA).

Contact Information

For investor and media inquiries please contact:

Gary Guidry
Chief Executive Officer
403-767-6500

Ryan Ellson
Chief Financial Officer
403-767-6501

Rodger Trimble
Vice President, Investor Relations
403-698-7941

info@grantierra.com

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc. together with its subsidiaries is an independent international energy company focused on oil and natural gas exploration and production in Colombia. The Company also has business activities in Peru and Brazil. The Company is focused on its existing portfolio of assets in Colombia and will pursue new growth opportunities throughout Colombia, leveraging our financial strength. The Company’s common shares trade on the NYSE MKT and the Toronto Stock Exchange under the ticker symbol GTE. Additional information concerning Gran Tierra is available at www.grantierra.com. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.

Gran Tierra's Securities and Exchange Commission filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at http://www.sedar.com.

Forward Looking Statements and Legal Advisories:

This press release contains opinions, forecasts, projections, and other statements about future events or results that constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and financial outlook and forward looking information within the meaning of applicable Canadian securities laws (collectively, "forward-looking statements"). Such forward-looking statements include, but are not limited to, drilling efficiencies, the Company’s strategies, the Company’s operations including planned operations, the development of certain block and fields, the base capital program, allocation of capital, reserves and production growth, expected benefits of the Acquisition, production estimates and drilling including trends, infrastructure schedules, our ability to integrate the acquired assets with our own and realize the anticipated benefits, the scale, growth, diversity opportunities, planned synergies, reserves and expected production of Gran Tierra following completion of the Acquisition, the combined work program and operations going forward, and the expected timing of certain projects. Statements relating to “reserves” and “contingent resources” are deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, that the resources and reserves described can be profitably produced in the future.

The forward-looking statements contained in this press release reflect several material factors and expectations and assumptions of Gran Tierra including, without limitation, that Gran Tierra will continue to conduct its operations in a manner consistent with its current expectations, the accuracy of testing and production results and seismic data, pricing and cost estimates (including with respect to commodity pricing and exchange rates), rig availability, the effects of drilling down-dip, the effects of waterflood and multi-stage fracture stimulation operations, the extent and effect of delivery disruptions, and the general continuance of current or, where applicable, assumed operational, regulatory and industry conditions including in areas of potential expansion, and the ability of Gran Tierra to execute its current business and operational plans in the manner currently planned. Gran Tierra believes the material factors, expectations and assumptions reflected in the forward-looking statements are reasonable at this time but no assurance can be given that these factors, expectations and assumptions will prove to be correct.

Among the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements in this press release are: sustained or future declines in commodity prices and potential resulting future impairments and reductions in proved reserve quantities and value; Gran Tierra’s operations are located in South America, and unexpected problems can arise due to guerilla activity; technical difficulties and operational difficulties may arise which impact the production, transport or sale of our products; geographic, political and weather conditions can impact the production, transport or sale of our products; the risk that current global economic and credit conditions may impact oil prices and oil consumption more than Gran Tierra currently predicts; the ability of Gran Tierra to execute its business plan; the risk that unexpected delays and difficulties in developing currently owned properties may occur; the timely receipt of regulatory or other required approvals for our operating activities; the failure of exploratory drilling to result in commercial wells; unexpected delays due to the limited availability of drilling equipment and personnel; the risk that oil prices could continue to fall, or current global economic and credit market conditions may impact oil prices and oil consumption more than Gran Tierra currently predicts, which could cause Gran Tierra to further modify its strategy and capital spending program; and the risk factors detailed from time to time in Gran Tierra’s periodic reports filed with the Securities and Exchange Commission, including, without limitation, under the caption " Risk Factors" in Gran Tierra's Annual Report on Form 10-K filed February 29, 2016 and its Quarterly Report on Form 10-Q filed November 4, 2016. These filings are available on the Web site maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at www.sedar.com. Although the current capital spending program and long term strategy of Gran Tierra is based upon the current expectations of the management of Gran Tierra, should any one of a number of issues arise, Gran Tierra may find it necessary to alter its business strategy and/or capital spending program and there can be no assurance as at the date of this press release as to how those funds may be reallocated or strategy changed.

All forward-looking statements are made as of the date of this press release and the fact that this press release remains available does not constitute a representation by Gran Tierra that Gran Tierra believes these forward-looking statements continue to be true as of any subsequent date. Actual results may vary materially from the expected results expressed in forward-looking statements. Gran Tierra disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities laws. Gran Tierra’s forward-looking statements are expressly qualified in their entirety by this cautionary statement.

The estimates of future production set forth in this press release may be considered to be future-oriented financial information or a financial outlook for the purposes of applicable Canadian securities laws. Financial outlook and future-oriented financial information contained in this press release about prospective financial performance, financial position or cash flows are based on assumptions about future events, including economic conditions and proposed courses of action, based on management’s assessment of the relevant information currently available, and to become available in the future. In particular, this press release contains projected operational information for 2016 and certain Blocks. These projections contain forward-looking statements and are based on a number of material assumptions and factors set out above. Actual results may differ significantly from the projections presented herein. These projections may also be considered to contain future-oriented financial information or a financial outlook. The actual results of Gran Tierra’s operations for any period will likely vary from the amounts set forth in these projections, and such variations may be material. See above for a discussion of the risks that could cause actual results to vary. The future-oriented financial information and financial outlooks contained in this press release have been approved by management as of the date of this press release. Readers are cautioned that any such financial outlook and future-oriented financial information contained herein should not be used for purposes other than those for which it is disclosed herein. The Company and its management believe that the prospective financial information has been prepared on a reasonable basis, reflecting management’s best estimates and judgments, and represent, to the best of management’s knowledge and opinion, the Company’s expected course of action. However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results.

Non-GAAP Measures

This press release includes non-GAAP financial measures as further described herein. These non-GAAP measures do not have a standardized meaning under GAAP. Investors are cautioned that these measures should not be construed as alternatives to net income or loss or other measures of financial performance as determined in accordance with GAAP. Gran Tierra's method of calculating these measures may differ from other companies and, accordingly, they may not be comparable to similar measures used by other companies. Each non-GAAP financial measure is presented along with the corresponding GAAP measure so as not to imply that more emphasis should be placed on the non-GAAP measure.

Operating netback as presented is oil and gas sales net of royalties and operating and transportation expenses. Cash netback as presented is net income or loss before DD&A expenses, asset impairment, deferred income tax recovery, amortization of debt issuance costs, unrealized foreign exchange gains and losses, gain on acquisition, non-cash operating and G&A expenses and unrealized financial instruments gains and losses. Management believes that operating and cash netback are useful supplemental measures for investors to analyze financial performance and provide an indication of the results generated by Gran Tierra's principal business activities prior to the consideration of other income and expenses. See the table on the first page of this press release for the components of operating netback. A reconciliation from net loss to cash netback is as follows:

	Three Months Ended June 30	Three Months Ended September 30,		Nine Months Ended September 30,
Cash netback - Non-GAAP Measure ($000s)	2016	2016	2015	2016	2015
Net loss	$(63,559)	$(229,619)	$(101,877)	$(338,210)	$(185,307)
Adjustments to reconcile net loss to cash netback
DD&A expenses	31,884	35,729	55,015	104,525	143,343
Asset impairment	92,843	319,974	149,978	469,715	217,277
Deferred income tax recovery	(28,615)	(110,451)	(62,542)	(166,202)	(69,781)
Amortization of debt issuance costs	489	2,184	—	2,813	—
Unrealized foreign exchange loss (gain)	233	2,387	(7,529)	2,437	(13,093)
Gain on acquisition	—	—	—	(11,712)	—
Non-cash operating expenses	74	44	24	180	103
Non-cash G&A expenses	1,988	814	997	4,200	1,408
Unrealized financial instruments (gain) loss	(1,361)	424	2,670	(160)	(2,487)
Cash netback	$33,976	$21,486	$36,736	$67,586	$91,463

EBITDA, as presented, is net loss adjusted for DD&A expenses, asset impairment, interest expense and income tax recovery or expense. Adjusted EBITDA is EBITDA adjusted for gain on acquisition and foreign exchange gains and losses. Management uses these financial measures to analyze performance and income or loss generated by Gran Tierra's principal business activities prior to the consideration of how non-cash items affect that income or loss, and believes that these financial measures are also useful supplemental information for investors to analyze performance and the Company's financial results. A reconciliation from net loss to EBITDA and adjusted EBITDA is as follows:

	Three Months Ended June 30	Three Months Ended September 30,		Nine Months Ended September 30,
EBITDA - Non-GAAP Measure ($000s)	2016	2016	2015	2016	2015
Net loss	$(63,559)	$(229,619)	$(101,877)	$(338,210)	$(185,307)
Adjustments to reconcile net loss to EBITDA
DD&A expenses	31,884	35,729	55,015	104,525	143,343
Asset impairment	92,843	319,974	149,978	469,715	217,277
Interest expense	2,201	5,122	—	7,842	—
Income tax recovery	(22,837)	(106,572)	(59,019)	(154,522)	(58,149)
EBITDA	40,532	24,634	44,097	89,350	117,164
Gain on acquisition	—	—	—	(11,712)	—
Foreign exchange loss (gain)	781	(507)	(12,923)	1,059	(21,492)
Adjusted EBITDA	$41,313	$24,127	$31,174	$78,697	$95,672

Funds flow from operations, as presented, is net cash provided by operating activities adjusted for net change in assets and liabilities from operating activities and cash settlement of asset retirement obligation. Management uses this financial measure to analyze liquidity and cash flows generated by Gran Tierra's principal business activities prior to the consideration of how changes in assets and liabilities from operating activities and cash settlement of asset retirement obligation affect those cash flows, and believes that this financial measure is also useful supplemental information for investors to analyze Gran Tierra's liquidity and financial results. A reconciliation from net cash provided by operating activities to funds flow from operations is as follows:

	Three Months Ended June 30	Three Months Ended September 30,		Nine Months Ended September 30,
Funds Flow From Operations - Non-GAAP Measure ($000s)	2016	2016	2015	2016	2015
Net cash provided by operating activities	$27,409	$48,222	$53,011	$86,399	$58,579
Adjustments to reconcile net cash provided by operating activities to funds flow from operations
Net change in assets and liabilities from operating activities	5,983	(24,727)	(19,136)	(18,097)	27,368
Cash settlement of asset retirement obligation	360	32	2,804	496	4,768
Funds flow from operations	$33,752	$23,527	$36,679	$68,798	$90,715

Presentation of Oil and Gas Information

BOEs have been converted on the basis of 6 thousand cubic feet ("Mcf") of natural gas to 1 barrel of oil. BOEs may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf: 1 barrel is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. In addition, given that the value ratio based on the current price of oil as compared with natural gas is significantly different from the energy equivalent of six to one, utilizing a BOE conversion ratio of 6 Mcf: 1 barrel would be misleading as an indication of value.

Estimates of reserves for individual properties may not reflect the same level of confidence as estimates of reserves for all properties, due to the effect of aggregation.

Proved reserves are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated proved reserves.

Probable reserves are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves.

Possible reserves are those additional reserves that are less certain to be recovered than Probable reserves. There is a 10% probability that the quantities actually recovered will equal or exceed the sum of Proved plus Probable plus Possible reserves.

Well test results should be considered as preliminary and not necessarily indicative of long-term performance or of ultimate recovery. Well log interpretations indicating oil and gas accumulations are not necessarily indicative of future production or ultimate recovery. If it is indicated that a pressure transient analysis or well-test interpretation has not been carried out, any data disclosed in that respect should be considered preliminary until such analysis has been completed.

Contingent resources are the quantities of petroleum estimated, as of a given date, to be potentially recoverable from known accumulations using established technology or technology underdevelopment, but which are not currently considered to be commercially recoverable due to one or more contingencies. Contingencies are conditions that must be satisfied for a portion of contingent resources to be classified as reserves that are: (a) specific to the project being evaluated; and (b) expected to be resolved within a reasonable timeframe. Contingencies may include factors such as economic, legal, environmental, political and regulatory matters or a lack of markets. It is also appropriate to classify as contingent resources the estimated discovered recoverable quantities associated with a project in the early evaluation stage.

Estimates related to contingent resources:

	Estimated cost to achieve commercial production	General timeline including the estimated date of first commercial production	Estimated recovery technology (conventional or unconventional)	Basis of project (conceptual or pre-development)
Bretaña	$40-55 million	6-12 months	Conventional	Pre-development study

Estimates of the Company’s contingent resources included in this press release are based upon the NSAI Contingent Resources Assessment.

The estimates of contingent resources provided in this press release are estimates only and there is no guarantee that the estimated contingent resources will be recovered. Actual contingent resources may be greater than or less than the estimates provided in this in this press release and the differences may be material. There is no assurance that the forecast price and cost assumptions applied by NSAI in evaluating the contingent resources will be attained and variances could be material. There is uncertainty that it will be commercially viable to produce any part of the contingent resources.

Estimates of contingent resources are by their nature more speculative than estimates of proved reserves and would require substantial capital spending over a significant number of years to implement recovery. Actual locations drilled and quantities that may be ultimately recovered from our properties will differ substantially. In addition, we have made no commitment to drill, and likely will not drill, all of the drilling locations that have been attributable to these quantities.

Except as otherwise set forth herein, the contingent resources estimates that are referred to herein are un-risked as to chance of development (i.e. the level of risk associated with the chance of discovery and chance of development was not assessed by NSAI as part of the evaluations that were conducted). Risks that could impact the chance of development include, without limitation: geological uncertainty and uncertainty regarding individual well drainage areas; uncertainty regarding the consistency of productivity that may be achieved from lands with attributed resources; potential delays in development due to product prices, access to capital, availability of markets and/or take-away capacity; and uncertainty regarding potential flow rates from wells and the economics of those wells.

The following classification of contingent resources is used in the presentation:

•	Low Estimate (or 1C) means there is at least a 90 percent probability (P90) that the quantities actually recovered will equal or exceed the low estimate.

•	Best Estimate (or 2C) means there is at least a 50 percent probability (P50) that the quantities actually recovered will equal or exceed the best estimate.

•	High Estimate (or 3C) means there is at least a 10 percent probability (P10) that the quantities actually recovered will equal or exceed the high estimate.

In general, the significant factors that may change the contingent resources estimates include further delineation drilling, which could change the estimates either positively or negatively, future technology improvements, which would positively affect the estimates, and additional processing capacity that could affect the volumes recoverable or type of production. Additional facility design work, development plans, reservoir studies and delineation drilling is expected to be completed by the Company in accordance with its long-term resource development plan.

Disclosure of Reserve Information and Cautionary Note to U.S. Investors

In this press release, the Company uses the term contingent resources. The SEC guidelines strictly prohibit the Company from including contingent resources in filings with the SEC. Investors are urged to consider closely the disclosures and risk factors in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in the other reports and filings with the SEC, available from the Company’s offices or website. These forms can also be obtained from the SEC via the internet at www.sec.gov or by calling 1-800-SEC-0330.